                                                                    Exhibit 3.4

                             CERTIFICATE OF INCORPORATION

                                          OF

                                  EPIC CAPITAL CORP.


          I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby certify as follows:

          FIRST: The name of the corporation (the "Corporation") is EPIC CAPITAL CORP.

          SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares which the Corporation shall have authority to issue is One Hundred (100) shares of Common Stock, par value of $0.01 per share.

          FIFTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

          SIXTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

          SEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

          EIGHTH: The name and mailing address of the incorporator is Thomas F. Flatley, 1150 First Avenue, Suite 900, King of Prussia, Pennsylvania..

          NINTH: Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Incorporation shall become effective on the 26th day of June, 1998.

          IN WITNESS WHEREOF, I the undersigned, being the incorporator hereinabove named, do hereby execute this Certificate of Incorporation this 26th day of June, 1998.


                                     /s/ Thomas F. Flatley
                                    --------------------------------
                                    Thomas F. Flatley

                                      -2-